EXHIBIT 4.2

                                                       Name:____________________

                                                      Copy No.:_________________

                    CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

                                RG America, Inc.
                          f/k/a INVVISION CAPITAL, Inc

                                   $1,000,000
                                   ----------

                   SECURED SUBORDINATED CONVERTIBLE DEBENTURES

                         MINIMUM SUBSCRIPTION: $ 25,000

      RG America  f/k/a  Invvision  Capital,  Inc.,  a Nevada  corporation  (the
"Company" or "RG America") hereby offers up to $1,000,000 of its secured subordinated convertible debentures (the "Debentures") on the terms provided in this confidential private placement memorandum (the "Memorandum"). RG America is engaged in the business of providing risk management and property restoration services to clients in the commercial real estate industry.

      The Debentures will be sold only to a limited number of accredited investors (as defined under applicable federal and state securities laws). Qualified investors (as defined herein) may purchase Debentures under the terms set forth in this Memorandum. Brokers, dealers or sales agents may be used, in which case commissions will be paid for the offer or sale of the Debentures, as set forth herein.

      The offer and sale of the Debentures offered hereby has not been registered or qualified under the Securities Act of 1933, as amended, or with any state securities agency. Instead, the Debentures are being offered and sold in reliance upon exemptions from the requirement for such registration and qualification for private offerings. The sale, transfer, pledge, hypothecation or other disposition of the Debentures or an interest therein may not be accomplished except in accordance with the registration requirements of the Securities Act, as amended, and applicable state securities laws. Prior to transfer, compliance with such requirements shall be demonstrated by an opinion of counsel satisfactory to us to the effect that such registration or qualification is not required.

      The minimum subscription for an investor is a face value $25,000 Debenture. Persons subscribing for the minimum number of Debentures may also subscribe for additional Debentures. Our Common Stock is currently quoted on the NASD Over-The-Counter Bulletin Board (the "Bulletin Board") under the symbol "RGMA.OB." The closing price as reported by the Bulletin Board for our Common Stock on December 10, 2004 was $0.13 per share.

                          ----------------------------

      See  "Risk  Factors"  for   information   that  should  be  considered  by
prospective investors.

      The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this Memorandum is truthful or complete. Any representation to the contrary is a criminal offense.

      The date of this Confidential Private Placement Memorandum is December 10, 2004.

      The terms, "RG America", "Company", "we", "our", and "us" refer to RG America, Inc. unless context suggests otherwise. The terms "you" and "your" refer to a prospective investor. The term "Common Stock" means RG America's common stock, par value $0.001 per share.

      Please read this Memorandum carefully. It describes our company, finances and services. Federal and State securities laws require that we include in this Memorandum all the material information that you will need to make an investment decision.

      You may only refer to the information contained in this Memorandum. We have not authorized anyone to provide information different from that contained in this Memorandum. Neither the delivery of this Memorandum nor the sale of our Debentures means that information contained in this Memorandum is correct after the date of this Memorandum. This document is not an offer to sell or solicitation of an offer to buy our Debentures in any circumstances under which the offer or solicitation is unlawful.


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

                                     SUMMARY

      This summary is intended only for quick reference and is not intended to be all-inclusive. This Memorandum describes in detail numerous aspects of the Offering that are material to investors, including those summarized below. This Memorandum, with its exhibits and supporting documents, must be read in their entirety by prospective investors. The following summary is qualified in its entirety by reference to the full text of this Memorandum, including its exhibits and supporting documents. The Debentures offered hereby involve a high degree of risk. See "Risk Factors."

About Our Company

      We provide a broad array of fee-based services that address clients' risk management needs. We intend to do this by dealing with all procedures and costs associated with the risk of a possible loss such as loss control activities and purchasing traditional insurance products. We also deal with the consequences of a loss after it has occurred by pre-qualifying property, lowering reconstruction costs, providing appropriate insurance coverage, adjusting claims, restoring property and minimizing business interruption costs.

Our Strategy

      We offer three main types of services:

      o A full-service risk management program designed for the multi-family housing industry;

      o A general lines insurance agency specializing in placing business related insurance for a variety of customers; and

      o A multi-family housing and commercial real estate restoration/ construction division.

      Our risk management programs and insurance agency are opportunities identified by the management of the restoration construction business conducted by our subsidiary RG Restoration, Inc. ("RG"). Each of our operating subsidiaries was formed to capitalize on our historic roots within the risk management industry and the affinity group of customers that we have developed through superior service and customer value generation. We believe synergies can be realized by directly marketing a full spectrum of risk management products and services in a less competitive, more loyal environment. This strategy also creates a diversified stream of recurring revenue that is far less cyclical in nature than traditional risk management or construction income. Therefore, although each unit has a unique marketing strategy and product portfolio, marketing efforts are closely coordinated and complementary, and share certain key elements.

      An important component of any corporate marketing strategy is selecting the basis of competition. We can choose to compete on price, service and/or products. Competing on product alone can mean offering the widest selection or the highest quality product lines. Many companies can compete on any one or two of these bases, but cannot deliver all three. We believe it is, for example, inconsistent to offer superior service and premium products at a discount price. Our business units provide on superior service and, to varying degrees, lower prices.

Subsidiaries

      We are comprised of indirect wholly-owned subsidiaries providing insurance products, claims management services and property restoration services:

      o RG Insurance Services, Inc. is a general insurance agency which is currently licensed in the state of Texas as a Texas Property & Casualty and a Life & Health insurance agency;

      o RG Risk Management, Inc. provides claim management, inspection and underwriting services. These services are provided both in support of our proprietary risk management program, PropertySMARTSM, which is specifically designed for the multi-family housing industry and on a fee basis to other various types of customers;


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

      o RG Restoration, Inc. dba The Restoration Group performs restoration work on commercial properties (primarily multi-family housing) which have suffered an insured loss such as a fire, flood or hail damage;

      o Restoration Group America, Inc. is a non-operating company set up to hold the intellectual property rights to PropertySMARTSM.; and

      o Practical Buildings Solutions 2000, Inc. is a specialist in the design and coordination of multi- family and commercial Mechanical Electrical and Plumbing (MEP) engineering

Our Competitive Advantage

      We believe that the combination of our restoration services, along with our other more traditional risk management services, including our full lines of insurance agency, differentiates us from our competitors and provides us with a significant competitive advantage. Our restoration division serves as our strategic "implementation arm" and affords us the unique ability to control (i) property loss costs, which we believe are the most unpredictable and potentially the largest component of a customer's risk management budget and (ii) property insurer cost structures. We are also able to deliver value through a high level of quality service after the client sustains a major loss such as fire or flood.

Our Management

      Our management team consists of individuals with experience in the management of insurance companies, real estate developments, retail companies and restoration businesses.

      Mr. Edward P. Rea, our Chairman, has over 35 years of experience in the development, capitalization, expansion and disposition of operating companies. He was the founder and CEO of Triland International, Inc., a real estate investment/development company specializing in large master-planned real estate developments in Dallas, Denver and Atlanta. Past accomplishments include Valley Ranch, a master-planned real estate development and home of the NFL Dallas Cowboys training facility. He is also currently the Chairman and CEO of The Crafter's Marketplace, Ltd.

      Mr. John E. (Ted) Rea, our Chief Executive Officer and Director, was previously our President and has been a member of our Board of Directors since April 2001. Mr. Rea has been involved in various aspects of management in real estate construction, development and syndication for more than 24 years. He previously co-founded and served as President of a national retail chain in Canada, The Crafter's Marketplace, beginning in 1994, with daily operations and management of more than 30 stores, 250 employees and over 15,000 tenants. He attended Southern Methodist University from 1983 to 1985. He has been a member of Young President Organization (YPO) since 1999, serving in numerous forum, chapter and regional positions.

      Mr. James A. Rea, our Chief Operating Officer and co-founder, has over 10 years of experience in the construction and property restoration industry and previously served as Vice President of Construction for Matthews Southwest, a Texas-based construction and development firm. In addition, he has founded and operated his own custom home building company, building homes throughout North Texas.

      Mr. Bruce A. Hall, our Chief Financial Officer , joined us in May 2004 and is a senior financial executive with extensive experience as a CFO and related financial management positions in the real estate development, energy, consulting and manufacturing industries. He has held senior level positions at Recognition Equipment, Inc., Harris Adacom Corporation and Probex Corporation. He has also been an independent senior financial and management consultant, multi-family housing developer and began his career in public accounting with Arthur Young & Company, a predecessor of Ernst & Young LLP. Mr. Hall holds both CPA (Certified Public Accountant) and CMA (Certified Management Accountant) designations and is a graduate of the University of Texas at Austin.


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

      Mr. Richard S. Nelson, our President, has over 20 years of senior management experience. He was previously Senior Vice President - Business Sales of WebLink Wireless, Inc. f/k/a PageMart Wireless, Inc., a NASDAQ-listed wireless communications carrier and Vice President of Marketing for American Eagle airlines.

      Mr. Kevin L. Dahlberg, our Executive Vice President , has a distinguished 20 year career in real estate and securities investments, holding various senior positions with Hillwood, a Perot company, Goldman Sachs, Keybank and Fidelity Investments. He currently holds series 6, 63, and 7 securities licenses and was responsible for creating a $100 million real estate acquisition platform in Japan for Hillwood.

      Ms. Evelyn M. Rawls, our Vice-President - Insurance Operations and the President of our subsidiary RG Insurance Services, Inc., has over 20 years of experience in the insurance and risk management industry. Prior to joining RGIS, she was vice president of Merit Insurance, a Texas full-line insurance company.

      Mr. Robert A. (Andy) England is our Chief Technology Officer. Mr. England has over 20 years of experience in the information technology industry. Mr. England previously held several senior IT positions at Sabre Corporation including Senior Integration Manager and served as a Global Account Manager for Motorola, Inc.

      Mr. Christopher S. Willis, our Senior Vice President and General Counsel of our subsidiary, RG Insurance Services, was previously employed as Senior Vice President, General Counsel and Corporate Secretary of Cunningham Lindsey U.S., Inc, an insurance loss adjusting firm based in Dallas, Texas with over 100 locations across the United States. While at Cunningham Lindsey U.S., Inc., Mr. Willis was responsible for all legal matters, including litigation management, corporate and regulatory compliance, as well as for the supervision of the risk management, human resources and administrative departments. Prior to joining Cunningham Lindsey U.S., Inc., Mr. Willis was an associate attorney with the law firm of Touchstone, Bernays, Johnston, Beall, Smith & Stollenwerk L.L.P. with a general commercial and insurance litigation practice. Mr. Willis' areas of expertise include licensing/regulatory compliance, risk management, claims administration, defense of extra-contractual and bad faith claims, human resources, acquisitions and strategic planning. He is a graduate of Southern Methodist University where he received degrees in economics and political science as well as a Juris Doctorate.

      Mr. Michael E. Mayor, is our Director of Financial Services. Before to joining us, from October 1986 through June 2004, Mr. Mayor was with Mars Incorporated as a National Finance Manager, National Sales Manager, Specialty Markets Manager, and Key Account Supervisor. From May 1984 to October 1986 he was a Sales Manager for Procter and Gamble and PepsiCo. Mr. Mayor earned a Bachelor of Arts degree (BA) from Sam Houston State University, Huntsville, Texas and a Masters of Business Administration (MBA) degree from Thomas More College in Crestview Hills, Kentucky.

Background

      Effective as of December 30, 2003, we acquired all of the capital stock of Restoration Group America 2003, Inc., a Texas corporation ("RGA 2003") and its wholly-owned subsidiaries (i) RG Insurance Services, Inc., a Texas corporation ("RGIS") which is a general insurance agency, (ii) RG Risk Management, Inc., a Texas corporation ("RGRM") which intends to engage in the business of providing claims management services, (iii) RG Restoration, Inc., a Texas corporation ("RG") which is engaged in the business of performing commercial property
restoration  services  and  (iv)  Restoration  Group  America,   Inc.,  a  Texas
corporation which holds the intellectual property rights to PropertySMARTSM ("RGA"). RGIS, RGRM, RG and RGA are now our indirect wholly-owned subsidiaries.

      The Independent Registered Public Accounting Firm's reports on the financial statements for the years ended December 31, 2003 and December 31, 2002, include an emphasis paragraph in addition to their audit opinion stating that recurring losses from operations, a working capital deficiency and accumulated deficit raise substantial doubt about the ability of RG America to continue as a going concern.

      Our principal executive office is located at 2100 Valley View Lane, Suite 110, Dallas Texas 75234, and our telephone number is (972) 919-4774. We are located on the World Wide Web at www.rgamerica.com where general information is available about us. Information contained on our website does not constitute a part of this Memorandum.


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

                                  THE OFFERING

Securities:                Secured Convertible Debentures

Amount:                    $1,000,000

Minimum Subscription:      a $25,000 face value Debenture

Coupon Rate:               12%

Conversion Price:          Convertible  into  shares  of  common  stock  of  the
                           Company at of 60% of the closing price of the Company's common stock, based upon the previous 5-day trading average of the Company's stock.

Maturity Date:             Earlier of either  July 31,  2005 or Closing of up to
                           an additional $3,000,000 of Equity Proceeds.

Collateral:                First lien on the Company's construction receivables,
                           subordinated to an existing lender.

Events of Default:         If any of the  following  events  occur (an 'Event of
                           Default'), the entire unpaid principal amount of, and
                           accrued and unpaid interest on, this Debenture, shall
                           immediately  be due and payable,  and Holder shall be
                           entitled   to  all  legal  and   equitable   remedies
                           available:

                           o the Company failing to redeem Debentures when due pursuant to the terms and conditions under which the Convertible Debentures are issued or otherwise failing to pay interest, costs, charges, expenses or other sum whatsoever in accordance with the terms and conditions of the final Debenture Purchase Agreement; and/or

                           o any statement, representation, warranty or confirmation on the part of any of the Company being found to be materially incorrect or untrue; and/or

                           o there is a material change ("material" change defined as greater than a 30%) in ownership, management and/or control of the Company; and/or

                           o the Company's failure to register the underlying shares in the Offering, which is more fully described under the section of this term sheet entitled Registration.

Event of Default
Consequences:              Upon any  occurrence  of default,  the interest  rate
                           will be increased to a penalty rate of 18% until such time as the event of default has been cured in its entirety, and the Debenture Holders will be entitled to receive additional warrants in an amount equal to 25% of the original warrants issued hereunder, for each 180 day period the Company remains in default;

Liquidation Preference:    In the  event  of  any  liquidation,  dissolution  or
                           winding up of the Company, the holders of the Debentures shall be entitled to receive proceeds in preference to the holders of the Common Stock


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

Right of Redemption:       The  Company  shall  have the right to redeem  any or
                           all-outstanding Convertible Debentures in its sole discretion anytime after the Closing Date with (3) three- business days advance notice. The redemption price shall be the face amount redeemed plus accrued interest.

Warrants:                  The   Investor   shall   receive   up  to   1,500,000
                           post-reverse  split  warrants to  purchase  1,500,000
                           shares of Common Stock pro rata based upon percentage
                           of  aggregated   Debentures.   The  warrant  will  be
                           exercisable   on  a  cash   basis   and   will   have
                           "piggy-back" registration rights and survive for two years from the Closing Date. Exercise Price of such warrants shall be equal to 105 percent of the closing price based upon the previous 5-day trading average of the Company's stock.

Protective Provisions:     For so long as a majority  of the  Debentures  remain
                           outstanding,  consent of the holders of a majority of
                           the then outstanding Debentures shall be required for
                           any action that materially; (i) alters or changes the
                           rights,  preferences or privileges of the Debentures,
                           (ii) increases or decreases the authorized  number of
                           shares of Common or Preferred  Stock,  (iii)  creates
                           (by  reclassification  or otherwise) any new class or
                           series  of  shares  having  rights,   preferences  or
                           privileges senior to the Debentures, (iv) amends or waives any provision of the Company's Articles of Incorporation or Bylaws in a manner which materially adversely affects the holders of the Debentures, or results in the payment or declaration of any dividend on any shares of Common or Preferred Stock.

Registration Rights:       Promptly,  but no later than 60 days from the Closing
                           Date, the Company shall file a registration statement
                           with  the  United   States   Securities   &  Exchange
                           Commission ("SEC") and use its best commercially reasonable efforts to ensure that such registration statement is declared effective within 120 days.

Information:               The Company  will agree to provide all holders of the
                           outstanding Debentures of Common Stock with copies of the Company's annual and quarterly reports filed with the Securities and Exchange Commission (the "SEC") and all other such documents and information as required by the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Investor Suitability
Standards:                 This   Offering   is  made   solely  to   "accredited
                           investors," as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Use of Proceeds:           Expansion,  working  capital  and  general  corporate
                           purposes. See "Use of Proceeds."

Closing: One or more closings with the final closing expected to occur on or before January 10, 2005, unless extended at our sole discretion.

Conditions:                The  Offering  is  subject  to  certain   conditions,
                           including  subscription of the Minimum Offering.  See
                           "Plan of Distribution -- Closing  Conditions;  Escrow
                           Agent."


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

Subscription Agreement:    The purchase of the Debentures  will be made pursuant
                           to a Subscription Agreement and a Registration Rights
                           Agreement which will require, among other provisions,
                           appropriate  representations  and  warranties  of the
                           subscriber  to the Company,  covenants of the Company
                           reflecting  the provisions set forth herein and other
                           typical  covenants  and  appropriate   conditions  of
                           closing,  including  qualification  of the Debentures
                           under   applicable   Blue  Sky  laws.  See  "Plan  of
                           Distribution."

Transfer Restriction:      None of the  Debentures  offered  hereby may be sold,
                           pledged or otherwise transferred from the original purchaser without written consent, which will not be unreasonably withheld.

Expenses:                  RG  America  will  bear all  reasonable  expenses  in
                           connection with this Offering.

High Risk:                 This Offering involves a high degree of risk, and the
                           Debentures should not be purchased by investors who cannot afford the loss of their entire investment.
                           Prospective investors are advised to consult their own professional advisors as to legal, financial, tax, accounting and other matters relating to the purchase of Debentures. See "Risk Factors."


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

                           FORWARD-LOOKING STATEMENTS

      This Memorandum includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," "expect" or other similar statements. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. All statements other than statements of historical information provided herein are forward looking and may contain information about financial results, economic conditions, trends and known uncertainties. We caution you that actual results could differ materially from those expected by us, depending on the outcome of certain factors, including those factors discussed in the Section of this Memorandum entitled "Risk Factors." You are further cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this Memorandum. We do not undertake to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, including, without limitation, changes in our business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events. We believe our forward-looking statements are within the safe harbor provided by the Exchange Act. When considering these statements, you should keep in mind the risk factors described below and other cautionary statements contained in this Memorandum.

                                  RISK FACTORS

      You should carefully consider the following risk factors and other information in this Memorandum before deciding to invest in Debentures of our Common Stock. If any of these risks occur, our business, results of operations and financial condition could be adversely affected. This could cause the trading price of our Common Stock to decline, and you might lose part or all of your investment.

RISKS RELATED TO THE COMPANY

      We have only recently begun operations as a consolidated group and are presently incurring losses.

      We have only operated as a consolidated group for a short period of time. We were a development stage company through December 31, 2003. As a result of the acquisition of RGA 2003 as discussed above, we are an operating entity and are no longer in the development stage effective as of January 1, 2004.

      Our ability to generate revenue is subject to substantial uncertainty and risk. In addition, we anticipate that our operating expenses will increase substantially in the foreseeable future as we purchase additional systems, equipment, increase our sales and marketing activities. Accordingly, we expect to incur losses at least through the end of fiscal year 2004 and may continue to incur losses for some time thereafter. There can be no assurance that we will begin expanded operations successfully or on a timely basis or that we will be able to achieve or sustaining operating profitability. Our success may ultimately depend on our management's ability to react expeditiously to exigencies that have not been taken into account in our business plan.

      We have a need for additional financing.

      Substantial capital is required to pursue our operating strategy. Additional working capital will be needed to finance the accounts receivable generated by our construction subsidiary and to hire additional sales and marketing people as our business grows in states outside of Texas.

      We will need additional capital to (i) retire our indebtedness, (ii) for working capital requirements, and (iii) to obtain additional systems and improvement to our facilities, property and equipment and satisfy further capital requirements. We cannot assure you that we will be able to raise needed capital from other sources on terms favorable to us, if at all. If we are unable to obtain sufficient capital in the future, our ability to pursue our business strategy and our results of operations for future periods may be impaired.


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

      Our additional financing requirements could result in dilution to existing stockholders.

      If additional financing is required, it could be obtained through one or more transactions which effectively dilute the ownership interests of holders of our Common Stock. Further, there can be no assurances that we will be able to secure such additional financing. We have the authority to issue additional Shares of Common Stock, as well as additional classes or series of ownership interests or debt obligations of the Company which may be convertible into any class or series of ownership interests of the Company. We are authorized to issue up to 300,000,000 Shares of Common Stock and 35,000,000 Shares of preferred stock. Such securities may be issued without the approval or other consent of the holders of our Common Stock.

      Public adjusting firms in Texas may not make referrals to restoration companies in which they have a financial interest.

      Since September 1, 2003, under the provisions of S.B. 127, the Texas legislature has banned public adjusting firms within the state of Texas from referring restoration services contracts to restoration companies in which they have a financial interest. Prior to September 1, 2003, restoration companies such as RG have historically derived a large portion of their revenues from contracts for restoration services that have been referred to them by public adjustment firms that had a financial interest in the referral. Accordingly, public adjustment firms may be less likely to make referrals of restoration services to companies such as RG because they have no direct financial incentive to do so. As a result, there is no assurance that we will be able to obtain sufficient revenues from new restoration services contracts in the future. This would have a material adverse affect on our financial results.

      Established competitors with greater resources may make it difficult for us to market our products effectively and offer our products at a profit.

      The property insurance and insurance restoration businesses are highly competitive and many of our competitors have substantially greater other resources. We compete with both large national writers and smaller regional companies including companies which serve the independent agency market, and companies which sell insurance directly to customers. Some of these companies may have certain competitive advantages over us, including increased name recognition, loyalty of their customer base, lower cost structures and longer operating histories. In the past, competition in the property insurance market has included offering significant rate discounts, and there can be no assurance that these conditions will not recur. Although a number of national insurers that are much larger than we are do not currently compete in a material way in the multi-family property market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us. These companies include some that would be able to sustain significant losses in order to acquire market share, as well as others which use distribution methods that compete with our distribution channels. There can be no assurance that we will be able to compete effectively against these companies in the future.

      Our future success will be dependent on our ability to attract and retain key personnel.

      Our future success depends significantly upon the efforts of certain key management personnel, including: J. E. (Ted) Rea, our Chief Executive Officer; James Rea, our Chief Operating Officer; Bruce Hall, our CFO; Richard Nelson, our President; Kevin Dahlberg, our Executive Vice President - Finance; Andy England, our Chief Technology Officer; Evelyn Rawls, our Vice President - Insurance Operations; Michael Mayor, our Director of Financial Services; and Chris Willis, our Senior Vice President and General Counsel RG Insurance Services. We intend to enter into employment agreements with Messrs. Rea, Rea, Hall, Nelson, Dahlberg, England, Mayor, Willis, and Ms. Rawls, as members of our Management Team. While our subsidiary RGA does currently have employment agreements with Messrs. Rea, Rea, Nelson, Dahlberg, England, Mayor , Willis and Ms. Rawls, there is no assurance that we will be able to satisfactorily negotiate employment agreements between the key members of our management team and RG America. The loss of key personnel could adversely affect our business. As we continue to grow, we will need to recruit and retain additional qualified management personnel, and there can be no assurance that we will be able to do so. We currently do not maintain either key man life insurance on any of our management or directors and officers insurance for our management.

      The substantial growth projected by us, if achieved, must be efficiently and effectively managed.

      Our projected growth will likely place a significant strain on our managerial, operational and financial resources. We need to:

      o improve our financial and management controls, reporting systems and procedures;

      o expand, train and manage our workforce for marketing, sales and support; and

      o manage multiple relationships with various customers, investors and third parties.

      Our projections are forward-looking statements and are uncertain.

      This Memorandum contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These include statements relating to trends in, or representing management's beliefs about, our future strategies, operations and financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "should" and other similar expressions. Forward-looking statements are made based upon our management's current expectations and beliefs concerning trends and future developments and their potential effects on the company. They are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

      o     the availability of primary and reinsurance coverage;

      o global political conditions and the occurrence of terrorist attacks, including nuclear, biological or chemical events;

      o premium price increases and profitability or growth estimates overall or by lines of business, or geographic area and related expectations with respect to the timing and terms of any required regulatory approvals;

      o     our   expectations   with  respect  to  cash  flow  projections  and
            investment income and with respect to other income;

      o the effects of disclosures by and investigations of insurance and/or construction companies relating to possible accounting irregularities, practices in the insurance industry and other corporate governance issues, including: i) the effects on the capital markets and the markets for directors and officers and errors and omissions insurance; ii) claims and litigation arising out of accounting and other corporate governance disclosures by other companies; and iii) legislative or regulatory proposals or changes, including the changes in law required under the Sarbanes-Oxley Act of 2002;

      o general economic conditions including: i) changes in interest rates, market credit spreads and the performance of the financial markets, generally; ii) changes in laws, regulations and taxes; iii) changes in competition and pricing environments; and iv) changes in asset valuations;

      o the occurrence of significant weather-related or other natural or human-made disasters;

      o the inability by our insurance partners to reinsure certain risks economically;

      o     changes in the litigation environment;

      o if our fronting insurance company or managing general agency partners unreasonably restrict, terminate or cease to allow us to write new business;

      o if we fail to attract and retain an adequate base of customers in our PropertySMARTSM program;

      o if we fail to adequately perform our re-construction/restoration duties, we could be exposed to increased costs and/or litigation risks; and o general market conditions.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISKS RELATED TO THE INSURANCE INDUSTRY

      We are dependent upon finding and maintaining a relationship with an insurance company or a managing general agency who will write policies for our program.

      We do not own an insurance company, and therefore are dependent on companies within the insurance industry to issue required policies. As such, price increases, changes in underwriting standards, policy changes and restrictions or withdrawals from certain territories or the multi-family industry, are beyond our control. We may not be able to find an insurance company or a managing general agency willing to write policies for our insurance program. Furthermore, if we do find such an insurance company to partner with, the property and casualty insurance industry frequently experiences prolonged periods of profitability, followed by periods of losses. This industry is subject to large losses caused by natural catastrophes such as hurricanes, tornados and hail storms. The frequency and severity of these catastrophes are unpredictable, but tend to occur in certain geographic areas, such as along the U.S. Atlantic and Gulf Coasts, where much of our sales are expected. Insurers typically take actions to mitigate the financial impact of these industry-wide underwriting cycles and catastrophes on their net income. Such actions might include price increases, reducing coverage and restricting or withdrawing from entire markets. If our insurance company partner were to cease writing policies for our program, we may not be able to find a replacement insurance partner which would mean that we will not be able to collect premiums and accept properties into our program. All these actions could adversely impact our ability to execute our business plan and meet our financial projections.

      Our fronting company partners' or managing general agency partners' failure to maintain a commercially acceptable financial strength rating would significantly and negatively influence our ability to implement our business strategy successfully.

      In order for our insurance product to be acceptable to our targeted market place, our fronting company partners or managing general agency partners must maintain a minimum underwriting rating of A- or its equivalent. There can be no assurance that our fronting company partner's rating or future changes to our fronting company's rating will not affect our ability to market our insurance program.

      Our fronting company partners or managing general agency partners may not be able to successfully alleviate risk through reinsurance arrangements.

      In order to reduce their risk and to increase our underwriting capacity, our fronting company partners or our managing general agency partners may purchase reinsurance. The availability and the cost of reinsurance protection are subject to market conditions, which are outside of our control. As a result, our fronting company partners or our managing general agency partners may not be able to successfully alleviate risk through these arrangements. In addition, our fronting company partner is subject to credit risk with respect to reinsurance because the ceding of risk to reinsurers does not relieve them of their liability to our policyholders. A significant reinsurer's insolvency or inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on their results of operations and financial condition.

      Because our commission revenues are based on premiums set by insurers, any decreases in these premium rates could result in revenue decreases for us.

      We are engaged in insurance agency and brokerage activities and derive revenues from commissions on the sale of insurance products to clients that are paid by the insurance underwriters with whom we place our clients' insurance. These commissions are based on the premiums that the insurance underwriters charge, and we do not determine insurance premium rates. In addition, these premiums historically have been cyclical in nature and have displayed a high degree of volatility based on the prevailing economic and competitive factors that affect insurance underwriters. These factors, which are not within our control, include the capacity of insurance underwriters to place new business, non-underwriting profits of insurance underwriters, consumer demand for insurance products, the availability of comparable products from other insurance underwriters at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance plans, to consumers.

      We cannot predict the timing or extent of future changes in premiums and thus commissions. Therefore, we cannot predict the effect that future premium rates will have on our operations. While increases in premium rates may result in revenue increases for us, decreases in premium rates may result in revenue decreases. These decreases may adversely affect our results of operations for the periods in which they occur.

      Carrier contingent commissions are difficult to predict, and any decreases in our collection of them may have an impact on our operating results that we are unable to anticipate.

      We anticipate deriving a portion of our revenues from contingent commissions based upon the terms of the contractual relationships with the insurance underwriters. Contingent commissions are commissions paid by insurance underwriters and are based on the estimated profit that the underwriter makes on the overall volume of business that we place with it.

      Due to the nature of these commissions, it is difficult for us to predict their payment. Increases in loss ratios experienced by insurance carriers will result in a decreased profit to them and may result in decreases in the payment of contingent commissions to us. Furthermore, we have no control over insurance carriers' ability to estimate loss reserves, which affects our profit-sharing calculation. In addition, tightening of underwriting criteria by certain insurance underwriters, due in part to the high loss ratios, may result in a lower volume of business that we are able to place with them. Contingent commissions affect our revenues, and decreases in their payment to us may have an adverse effect on our results of operations.

      We may enter new markets and there can be no assurance that our diversification strategy will be effective.

      Although we intend to initially concentrate on our core businesses in the multi-family property industry in Texas, Louisiana, Mississippi, Oklahoma, Arkansas, Arizona, Colorado, Kansas, Kentucky, Missouri, New Mexico, Nevada, Florida, Georgia, North Carolina, South Carolina, Alabama, Virginia and Tennessee, we also may seek to take advantage of prudent opportunities to expand our core businesses into other geographic areas and industry segments or where we believe the opportunity to apply our business model to the market place is strong. There is no assurance, however, that this diversification will be successful.

      We are subject to comprehensive regulation by state insurance boards and commissions. Therefore, we may be limited in the way we operate and our ability to earn profits may be restricted by these regulations.

      We are subject to regulation by government agencies in every state that we conduct insurance related business. These regulations relate to numerous aspects of our business and financial condition. Additionally, we must obtain prior approval for certain corporate actions. The primary purpose of this supervision and regulation is the protection of our insurance policyholders and not our investors. The extent of regulation varies, but generally is governed by state statutes. These statutes delegate regulatory, supervisory and administrative authority to state insurance departments. This system of regulation covers, among other things restrictions on the types of terms that we can include in the insurance policies we offer.

      The regulations of the state insurance departments may affect the cost or demand for our products and may impede us from taking actions we might wish to take to increase our profitability. Furthermore, we may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could stop or temporarily suspend us from conducting some or all of our activities or monetarily penalize us. We must comply with regulations involving:

      o limitation of the right to cancel or non-renew policies in some lines;

      o regulation of the right to withdraw from markets or terminate involvement with agencies; and

      o     licensing of agents.

      The general level of economic activity can have an impact on our business that is difficult to predict; a strong economic period may not necessarily result in higher revenues for us.

      The volume of insurance business available to our offices may be influenced by factors such as the health of the overall economy. The specific impact of the health of the economy on our revenues, however, can be difficult to predict. When the economy is strong, insurance coverage typically increases as payrolls, inventories and other insured risks increase. Insurance commissions to our offices generally would be expected to increase. As discussed above, however, our commission revenues are dependent on premium rates charged by insurers, and these rates are subject to fluctuation based on prevailing economic and competitive conditions. As a result, the higher commission revenues that our company generally would expect to see in a strong economic period may not necessarily occur, as any increase in the volume of insurance business brought about by favorable economic conditions may be offset by premium rates that have declined in response to increased competitive conditions, among other factors.

      We face competitive pressures in our business that could cause demand for our products to fall and adversely affect our profitability.

      We compete with a large number of other companies in our selected lines of business. We compete, and will continue to compete, with major U.S. and non-U.S. insurers and other regional companies, as well as mutual companies, specialty insurance companies, underwriting agencies and diversified financial services companies. Many of our competitors have greater financial and marketing resources than we do. Our profitability could be adversely affected if we lose business to competitors offering similar or better products at or below our prices. In addition, a number of new, proposed or potential legislative or industry developments could further increase competition in our industry. New competition from these developments could cause the demand for our products to fall, which could adversely affect our profitability.

      A  number  of  new,   proposed  or  potential   legislative   or  industry
developments  could  further  increase   competition  in  our  industry.   These
developments include:

      o the formation of new insurers and an influx of new capital into the marketplace as existing companies attempt to expand their business as a result of better pricing and/or terms;

      o     programs  in  which   state-sponsored   entities   provide  property
            insurance in catastrophe-prone areas or other alternative market types of coverage; and

      o changing practices caused by the Internet, which have led to greater competition in the insurance business.

These  developments   could  make  the  property   insurance   marketplace  more
competitive by increasing the supply of insurance capacity.

      If we are unable to respond in a timely and cost-effective manner to technological change in our industry, there may be a resulting adverse effect on our business and operating results.

      The insurance industry is influenced by rapid technological change, new product and service introductions and evolving industry standards. For example, the insurance brokerage industry has increased use of the internet to communicate benefits and related information to consumers and to facilitate business-to-business information exchange and transactions. We actively explore the opportunities that information technology affords the insurance brokerage industry and, in particular, the operations of our offices. We believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. We believe that the development and implementation of new technologies will require additional investment of our capital resources in the future. We have not determined, however, the amount of resources and the time that this development and implementation may require. There is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. In addition, opportunities that our competitors develop or introduce may render our products and services noncompetitive. As a result, we can give no assurances that technological changes that may affect our industry in the future will not have a material adverse effect on our business and operating results.

RISKS RELATED TO THE OFFERING

      Our management has broad discretion over the use of proceeds raised in this Offering.

      Our management will have broad discretion over the allocation of the net proceeds from the Offering as well as over the timing of their expenditure. Particularly, our management may use a portion of the proceeds of the Offering to pay off a portion of our indebtedness. As a result, investors will be relying upon our management's judgment with only limited information about their specific intentions for the use of the proceeds.

      Federal and State Securities Laws.

      The Debentures offered hereby have not been registered under the Securities Act, or under the provisions of any state securities laws and therefore may not be resold without registration or an applicable exemption. The Debentures are being offered and will be sold without such registration by reason of specific exemptions provided by federal and state securities laws. The availability of such exemptions depends, in part, upon the "investment intent" of the investors, and the exemptions may not be available if any one investor purchases Debentures with a view to the redistribution of that instrument.

      We have a limited market for our Common Stock, and our stock price is volatile.

      The Shares of Common Stock offered hereby are not listed on any national securities exchange or quoted on the Nasdaq National Market or Small Cap Market. Instead, our Common Stock is currently quoted on the Bulletin Board under the symbol "RGMA.OB." Trading on the Bulletin Board is sporadic and highly volatile. The market price of our Common Stock has fluctuated in the past and may continue to fluctuate in the future. Although we plan to apply for a listing of our Common Stock on a national securities exchange or to have it quoted on the Nasdaq National Market or Small Cap Market in the future, no assurance can be given that we will be able to list our Common Stock on a national securities exchange or have it quoted on the Nasdaq National Market or Small Cap Market. Accordingly, you may be required to bear the economic consequences of holding these securities for an indefinite period of time and transfers of the Debentures will be restricted. Therefore, you cannot expect to be able to immediately liquidate such investment readily or at all.

                                 USE OF PROCEEDS

      We will receive net proceeds from the sale of the maximum amount of the Debentures offered hereby in the approximate amount of $800,000 after deducting any selling commissions and other expenses of the Offering.

Sources:


             Total Principal Amount of         Price to     Expenses of the      Net Proceeds to the
                 Debentures Offered           Investors         Offering                Company
             -------------------------        ----------    ----------------     -------------------
             $               1,000,000        $1,000,000    $        200,000     $           800,000

Uses:

      We intend to use the net proceeds from this Offering to continue implementation of our new business plan and general working capital needs.

      THE  FOREGOING ARE ONLY  ESTIMATES OF THE TYPE AND AMOUNT OF  EXPENDITURES
FOR WHICH THE PROCEED OF THE OFFERING WILL BE USED. WE RESERVE THE RIGHT TO CHANGE THE ACTUAL USE OF THE PROCEEDS OF THE OFFERING, IF WE BELIEVE, IN OUR SOLE DISCRETION, OUR BUSINESS OR OUR AFFAIRS SO DICTATE.

                                LEGAL PROCEEDINGS

      We are currently not a party to any pending material legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. To the knowledge of our management, (i) none of our directors, executive officers or affiliates, and
(ii) no owner of record or beneficially of more than 5% of our Common Stock, is a party adverse to us or has a material interest adverse to us in any proceeding.

                                 DIVIDEND POLICY

      We have never paid any dividends on our Common Stock. We do not currently intend to declare or pay dividends on our Common Stock, rather we intend to retain our earnings, if any, for the operation and expansion of our business. Dividends are subject to the discretion of our board of directors and are contingent on future earnings, if any, our financial condition, capital requirements, general business conditions and other factors as our board of directors deems relevant.

                                 CAPITALIZATION

      We are authorized to issue up to 300,000,000 shares of common stock, $.001 par value per share, of which 118,885,605 were issued and outstanding at September 30, 2004. We are also authorized to issue up to 50,000,000 shares of preferred stock, $.001 par value per share, of which none were issued and outstanding at September 30, 2004. Additionally, we had 27,614,850 shares subscribed but not issued at September 30, 2004 and these have been recorded as Common Stock Subscribed.

      In August 2004, the stockholders of the Company approved the Company's 2004 Omnibus Stock Plan for the issuance of up to 30,000,000 shares of the Common Stock. Additionally, in August 2004, the stockholders of the Company approved a reverse stock split of the issued and outstanding shares of the Company's common stock by a ratio of between one-for-two and one-for-six, inclusive, to be made at the sole discretion of the Board of Directors before December 31, 2004. The Company can provide no assurance that the reverse stock split will be implemented before December 31, 2004.

      In August 2004, we acquired all of the common stock of Practical Business Solutions 2000, Inc. ("PBS 2000"). The aggregate purchase price was $350,000, which payment consisted of one million (1,000,000) restricted shares of our common stock. The terms included (1) an agreement by the stockholders of PBS 2000 to escrow 333,333 shares of common stock shares for a period of two years to satisfy certain potential indemnifiable claims and (2) and an agreement by us granting "piggyback" registration rights. In December 2004, we determined that an impairment of the business will result in a one-time write down of the goodwill of PBS 2000 in the amount of approximately $404,000. Additionally, we estimate additional impairment related expenses of approximately $120,000 in 2004.

COMMON STOCK SUBSCRIBED

      In April 2004, in accordance to the terms of the Acquisition Agreement between RG America and RGA 2003, we issued 80,000,000 shares of our common stock at the agreed upon $0.019 per share to the shareholders of RGA 2003 as follows:
60,000,000 shares once our Amended and Restated Articles of Incorporation were declared effective and 20,000,000 shares upon the satisfaction of certain conditions. As a result of this issuance, 20,000,000 shares remain unissued subject to the satisfaction of certain additional conditions. In June 30, 2004, the required conditions were met and the Company recorded the 20,000,000 shares as Common Stock Subscribed.

      In June 2004, we concluded a private placement offering under Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). In conjunction with that offering, we received $387,501 of proceeds, representing 3,875,750 shares of our common stock at an average price of $0.10 per share to accredited and non-accredited investors. We issued 1,385,750 of these shares and at September 30, 2004, 2,490,000 shares had not been issued by the transfer agent and we have recorded the 2,490,000 shares as Common Stock Subscribed.

COMMON STOCK WARRANTS

      In May 2001, we granted a corporation, which is a stockholder of RG America, a warrant to purchase 1,000,000 shares of our common stock at a price of $1.00 per share in exchange for $100,000 cash. The warrant exercise period was to commence upon the granting of free trading shares in an Arkansas corporation, which had filed for federal bankruptcy protection under Chapter 11 of the federal bankruptcy laws. We were under contract to purchase this corporation from the federal bankruptcy trustee at the time the warrant was issued. The contract to purchase this corporation was subsequently terminated. As a result, in February 2002, we amended the warrant agreement to grant an option to purchase 2,000,000 shares of RG's $.001 par value common stock at a price of $.50 per share. The warrants expire February 28, 2005. In May 2004, we granted a corporation, which is a stockholder of RG America, a warrant to purchase 1,000,000 shares of our common stock at a price of $0.10 per share in exchange for previous and ongoing financial advisory services to assist the Company. We determined that the fair market value of the services provided was $30,000 based upon comparable services in the marketplace and the entire $30,000 has been recorded against additional paid-in-capital. In June 2004, we granted a corporation, which is a strategic partner of RG America, a warrant to purchase 2,000,000 shares of our common stock through June 2009 at a price of $1.00 per share in exchange current and ongoing strategic financial services.

                             SELECTED FINANCIAL DATA

      You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this Memorandum.

NET INCOME (LOSS) PER SHARE

Basic net loss per common share (Basic EPS) excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding or subscribed during the period. Diluted net loss per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such as warrants or convertible notes, were exercised or converted into common stock. At September 30, 2004 and 2003, there were no common stock equivalents outstanding that were dilutive.


                                                        Nine Months Ended         Three Months Ended
                                                          September 30,               September 30,
                                                   ------------------------  --------------------------
                                                      2004          2003         2004           2003
                                                   -----------   ----------  -----------     ----------
Net income (loss), as reported (numerator)         $(2,185,103)  $  (19,360) $  (773,604)    $  101,215
                                                   ===========   ==========  ===========     ==========
   Weighted average number of common
    shares outstanding (denominator)                92,678,730   11,489,990  140,149,118     11,489,990
                                                   -----------   ----------  -----------     ----------
   Net income (loss) per share                     $      (.02)  $     (.00) $       .01     $      .01
                                                   ===========   ==========  ===========     ==========

                        RG AMERICA, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)

                                     ASSETS
                                                                   September 30,
                                                                        2004
                                                                   -------------
Current assets:
    Cash and cash equivalents                                      $          --
    Contracts receivable, net of allowance for doubtful
         accounts of $74,757                                             701,472
    Unbilled revenue                                                      59,765
    Prepaid expenses                                                       7,530
    Other receivables                                                     95,259
    Notes receivable - related party                                      28,485
    Notes receivable                                                     268,900
                                                                   -------------
    Total current assets                                               1,161,411
    Property and equipment, net of
         accumulated depreciation of $77,797                             329,253
    Goodwill - net                                                       401,033
                                                                   -------------
    Total assets                                                      $1,891,697
                                                                   =============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

LIABILITIES
                                                                   September 30,
                                                                        2004
                                                                   -------------
Current liabilities:
Bank overdraft                                                     $       8,030
Accounts payable, trade                                                1,334,309
Accrued expenses                                                         489,360
Withholding taxes payable                                                220,518
Deferred revenue                                                         495,346
Bank line of credit                                                      270,000
Notes payable - related party                                             63,254
Notes payable                                                            300,455
                                                                   -------------
Total current liabilities                                              3,181,272
                                                                   -------------
Long-term debt - related party                                             8,355
                                                                   -------------
Total liabilities                                                  $   3,189,627

Commitments and contingencies                                                 --

STOCKHOLDERS' DEFICIENCY
Stockholders' deficiency
Preferred stock, $.001 par value, 35,000,000
shares authorized, none issued and outstanding                               --
Common stock, $.001 par value, 300,000,000
shares authorized, 118,885,605 issued and
outstanding                                                             118,886
Common stock subscribed, 27,614,850 shares                               27,615
Additional paid in capital                                            5,279,772
Common stock warrants                                                   130,000
Accumulated deficit                                                  (6,854,203)
                                                                    -----------
Total stockholders' deficiency                                       (1,297,930)
                                                                    -----------
Total liabilities and stockholders' deficiency                      $ 1,891,697
                                                                    -----------

OUR REVENUES AND EXPENSES

      As a provider of risk management services to the commercial real estate industry, we generate revenues through the operation of a general insurance agency, providing claims management services and performing commercial property restoration services These revenues are made up of insurance premiums that we receive for placing policies, fees received from providing claims management, inspection and underwriting services, as well as payments for restoration work on multi-family properties (primarily apartment buildings) which have suffered an insured loss such as a fire, flood or hail damage.

      Our expenses largely consist of:

      o     salaries and benefits paid to employees;

      o     construction materials; and

      o     occupancy and equipment costs.

Insurance losses occur at various times during the year such as fire, flood, hail, hurricanes and tornadoes. As a result, we do not experience seasonality issues with respect to revenues from operations.

PLAN OF OPERATION

      We provide a broad array of fee-based services that address clients' risk management needs. It is the intent of our management to create a risk management business which is highly diversified in the following ways:

      o Services. We currently offer various risk management services including placing insurance products, offering risk mitigation services and strategies to minimize business interruption costs through our PropertySMARTSM program, adjusting loss claims and performing property restoration services.

      o Geography. We are currently based in Texas and do business in Texas, Mississippi, Alabama, Pennsylvania and Colorado and intend to expand our marketing territory to the contiguous 48 states of the United States.

      o Channels of Distribution. Our internal sales people place insurance coverage, sell our PropertySMARTSM risk management program and sell property restoration services. We also receive referrals from independent adjusting firms for property restoration services. We intend to expand this by further marketing to these firms and to demonstrate to insurance carriers our anticipated lower loss experience for property owners enrolled in our PropertySMARTSM program. We believe this will likely result in our ability to place insurance products with our clients at a lower premium cost to them in the future thus generating additional commissions for our insurance agency and greater fee income for our risk mitigation services business. This will in turn drive additional revenue to our property restoration division from contracts from our risk mitigation services clients.

      Our acquisition of Restoration Group America 2003, Inc. and its wholly-owned subsidiaries RGIS, RGRM and RG in December, 2003, was the beginning of the implementation of this business plan. We will concentrate in the next 12 months on increasing sales and marketing efforts for our risk management service offerings.

LIQUIDITY AND CAPITAL RESOURCES

      Upon completion of the Offering, we will still have a critical need for additional working capital in the next 12 months to execute our business strategy. We anticipate using the net proceeds of the Offering for general working capital. We will need additional capital (i) to retire our indebtedness,
(ii) for working capital purposes, (iii) expand sales and marketing activities and (iv) obtain additional systems and improvements to our facilities, property, equipment and satisfy further capital expense requirements.

      In the event that we are unable to obtain additional capital after completion of the Offering, this will likely have a material adverse effect on our operations and may force us to cease operating entirely. Our long-term capital requirements beyond this 12 month period (assuming we have raised sufficient capital during the next 12 months to allow us to maintain operations) will depend on numerous factors, including:

      o     The rate of market acceptance for our services;

      o     The ability to expand our client base; and

      o     The level of expenditures for sales and marketing and other factors.

      To the extent that the funds from this Offering and our revenues are insufficient to fund our activities in the short or long term, we will need to raise additional funds by incurring debt or through public or private offerings of our securities.

                                    BUSINESS

INTRODUCTION

      We provide a broad array of fee-based services that address clients' risk management needs for their real estate assets. We do this by dealing with all procedures and costs associated with the risk of a possible loss such as loss control activities and purchasing traditional insurance products. We also deal with the consequences of a loss after it has occurred by adjusting claims, restoring property and minimizing business interruption costs. We have two direct, wholly-owned, non-operating subsidiaries, Restoration Group America 2003, Inc. and Invvision Funding, Inc., three indirect, wholly-owned, primary operating subsidiaries, (i) RG Insurance Services, Inc. ("RGIS"), (ii) RG Risk Management, Inc. ("RGRM"), (iii) RG Restoration, Inc. ("RG"), Practical Building Solutions 2000, Inc. ("PBS 2000") and one indirect, wholly-owned, non-operating subsidiary, Restoration Group America, Inc. ("RGA").

RG Insurance Services, Inc.

      RGIS, a Texas corporation, was organized in September 2003 to operate as a general insurance agency. It is licensed as a Texas Property & Casualty and Life & Health agency. During the year ended December 31, 2003, RGIS received gross commissions of nearly $140,000 earned on approximately $3,000,000 of annual premiums. In addition to pursuing traditional commercial agency business, RGIS will serve as the retail agent for our PropertySMARTSM insurance program described in the PropertySMARTSM Risk Management Program section of this Memorandum. Texas, like most states, requires insurance agents to collect and remit certain fees and taxes on insurance policies written on an "excess and surplus lines" basis. Since these policies are not subject to rate and form regulation, states impose additional licensing requirements on agents writing such business. Accordingly, RGIS is currently completing licensing requirements for its Texas surplus lines license. RGIS hopes to obtain necessary licenses in all of the states where we do business by the end of 2004.

RG Risk Management, Inc.

      RGRM, a Texas corporation, was also organized in 2003 and operates as our risk management division providing claims management, third-party inspections, adjusting and underwriting services. These services will be provided in support of PropertySMARTSM, as well as on a fee basis to other customers. We intend to be a valuable asset to the customers of RGIS by aiding them in reducing the frequency and severity of losses through the implementation of our comprehensive loss control program.

RG Restoration, Inc.

      RG is a Texas corporation organized in 2003. It performs restoration work on multi-family properties (primarily apartment buildings) which have suffered an insured loss such as a fire, flood or hail damage. RG may also act as construction managers on selected restoration or construction projects in conjunction with the PropertySMARTSM program

Restoration Group America, Inc.

      RGA currently employs some members of our management team and currently it holds the intellectual property rights to PropertySMARTSM.

Practical Building Solutions 2000, Inc.

      PBS 2000 is a Texas corporation organized in 1999. It is a specialist in the design and coordination of multi-family and commercial Mechanical Electrical and Plumbing (MEP) engineering.

Corporate Mission

      Our corporate mission is to provide a broad array of fee based services that address clients' risk management needs. Therefore, a definition of risk management largely defines the products and services we provide. A traditional definition of risk management includes the following four steps:

      o     Risk identification and quantification;

      o     Determination  of  optimum  risk  management   solutions   including
            avoidance, reduction, transfer and retention;

      o Implementing and financing of the risk management program; and o Monitoring the effectiveness of the risk management program.

Risk management includes all procedures and costs associated with the risk of a possible loss, such as loss control activities and purchasing traditional insurance products. It also includes dealing with the consequences of a loss after it has occurred, such as adjusting claims, restoring property, and minimizing business interruption costs. As explained in more detail elsewhere in this Memorandum, we offer substantially all of these services.

      Risk management services are traditionally provided by insurance companies who actually retained a substantial portion of the associated underwriting risk. We do not assume underwriting risk. To do so would greatly increase enterprise risk and require significantly more capital, the return on which is presently unlikely to justify its deployment. We consider the ability to generate fee income from risk management services without incurring certain business risks typically associated with underwriting (insurance cycles, adverse loss reserve development, regulatory issues, etc.) to be a significant strategic advantage of our business plan. From a corporate perspective, the role of our insurance programs is to generate commission and service revenue from alternative risk financing and through access to traditional retail and wholesale insurance markets.

      To minimize possible errors and omissions exposure to us (and credit risk to its reinsurance partners), we will only accept insurance "paper" or policies from well capitalized fronting carriers with an A- or better rating from the major insurance rating agencies (i.e., AM Best).

Our Strategy

      We offer three main types of services:

      o PropertySMARTSM, a full-service risk management program designed for the multi-family housing industry;

      o a general lines insurance agency specializing in placing business related insurance for a variety of customers; and

      o     an insurance restoration division.

      Our PropertySMARTSM program and insurance agency are outgrowths of the restoration business conducted by our subsidiary RG. They were formed to capitalize on our historic roots within the risk management industry and the affinity group of customers that we have developed through superior service and customer value generation. We believe synergies can be realized by direct marketing a full spectrum of risk management products and services in a less competitive, more loyal environment. This strategy also creates a diversified stream of recurring revenue that is far less cyclical in nature than traditional risk management or construction income. Therefore, although each unit has a unique marketing strategy and product portfolio, marketing efforts are closely coordinated and complementary, and share certain key elements.

      For example, each of our subsidiaries claims Texas as its home and largest state. They also share a primary marketing territory in the Gulf and Southern Atlantic Coast states through Virginia, as well as Arkansas, Arizona, Colorado, Kansas, Kentucky, Missouri, New Mexico, Nevada, Oklahoma, and Tennessee. These nineteen states comprise 40% (113 million) of the U.S. population. Additionally, according to the U.S. Census Bureau, they include 38% of all renter-occupied housing units, including 5 million housing units (34% of the national total) in structures with 10 or more units. At $560 per month, the median gross rent is $42 less than the national average, putting property owners and managers under additional pressure to control insurance and other operating costs. According to the U.S. Census Bureau, the median household income in our target markets is 5.7% higher than the national average. Demographics aside, coastal winds, hail and tornado losses have caused traditional insurers to withdraw or curtail business while simultaneously raising premiums in recent years, thereby encouraging self-insurance and spawning residual market vehicles. Additionally, these states are largely non-union, and are generally recognized as having above average insurance regulatory climates.

      An important component of any corporate marketing strategy is selecting the basis of competition. We can choose to compete on price, service and/or products. By being the low-cost volume provider in a particular industry, customers who care mainly about getting the lowest price will take notice. Competing on product can mean offering the widest selection or the highest quality product lines. Many companies can compete on any one or two of these bases, but cannot deliver all three. We believe it is, for example, inconsistent to offer superior service and premium products at a discount price. Our business units provide on superior service and, to varying degrees, lower prices.

Our History

      From our incorporation in May 1998 until July 2000, we were known as Asset Servicing Corporation ("ASC"). We were originally in the business of originating, underwriting, documenting, closing, funding, and servicing leases for manufacturing and transportation equipment for businesses.

      On July 10, 2000, we merged with ParkPass.com, Inc. and changed our name to Omni ParkPass, Inc. ("OPPI"). We then entered the business of designing, developing and integrating software systems in the live entertainment and amusement park industries. These efforts were discontinued in March 2001 due to the high entry costs to the users.

      On April 28, 2001, we acquired all of the outstanding shares of Invvision Capital, Inc., a Texas corporation and changed our name to Invvision Capital, Inc. We became a commercial and industrial real estate and business development company. At the time, we also had a mortgage banking business as a separate business unit. Our business strategy provided for us to pursue vertically-integrated projects including the acquisition, development and operation of retail food outlets, fuel outlets and power generation facilities. We implemented this strategy by focusing on the development of venture relationships with Native American Indian tribes recognized by the U.S. Government.

      In April 2002 we discontinued our mortgage banking business and sold some of its assets to the CFO of our mortgage banking subsidiary due to mounting regulatory and financial pressures. In June 2002, we sold our mortgage banking subsidiary, Invvision Mortgage, Inc., in its entirety to its President.

      In August 2002 we also sold our real estate development business to the president of the subsidiary, retaining a net profits interest in several of their business opportunities. In August 2002, we discontinued our efforts to establish retail outlets due to capital resource shortages as well as difficulties in negotiating with various Native American Indian tribes to establish these types of development projects.

      From August 2002 through November 2003, we were an inactive publicly-held corporation pursuing a business combination with a privately-held company in the commercial and industrial real estate business.

      Effective as of December 30, 2003, we acquired all of the capital stock of Restoration Group America 2003, Inc., a Texas corporation ("RGA 2003") and its wholly-owned subsidiaries (i) RG Insurance Services, Inc., a Texas corporation ("RGIS") which is a general insurance agency and (ii) RG Risk Management, Inc., a Texas corporation ("RGRM") which is engaged in the business of providing claims management services, (iii) RG Restoration, Inc., a Texas corporation ("RG") which intends to engage in the business of performing commercial property restoration services and (iv) Restoration Group America, Inc., a Texas corporation ("RGA") which holds the intellectual property rights to PropertySMARTSM. RGIS, RGRM, RG and RGA are now our indirect wholly-owned subsidiaries.

      In August 2004, we acquired all of the common stock of Practical Business Solutions 2000, Inc. ("PBS 2000"). The aggregate purchase price was $350,000, which payment consisted of one million (1,000,000) restricted shares of our common stock. The terms included (1) an agreement by the stockholders of PBS 2000 to escrow 333,333 shares of common stock shares for a period of two years to satisfy certain potential indemnifiable claims and (2) and an agreement by us granting "piggyback" registration rights. In December 2004, we determined that an impairment of the business will result in a one-time write down of the goodwill of PBS 2000 in the amount of approximately $404,000. Additionally, we estimate additional impairment related expenses of approximately $120,000 in 2004.

Services and Products

PropertySMARTSM

      We are developing a property risk management program to address these risk management needs in the multi-family housing industry. The program will be marketed under the acronym PropertySMARTSM, or Property Strategically Managed Alternative Risk Transfer. One of the basic goals is to align the interests of insurance companies and owners, thereby providing adequate coverage and prompt claim settlements for reasonable premiums. PropertySMARTSM will include extensive loss control efforts and comprehensive underwriting.

      We will receive fee-based income for all services provided through the PropertySMARTSM program, except restoration work, for which we will receive a fixed percentage over actual construction costs. Program revenues will likely contain an element of incentive based commissions, wherein RGA's total compensation will be partially a function of the program's risk management and loss reduction products. Since it is a primary goal to manage the PropertySMARTSM program to as low a loss level as possible, we believe that our resulting loss of construction revenue (with less losses occurring under the program) will be partially offset by increased commission income, thus producing a more predictable stream of recurring revenues for the entire organization.

      Initially, PropertySMARTSM will be directly marketed to existing customers of RG. These property owners and managers control several hundred thousand units, however, not all of these will meet program underwriting standards. Other sources of potential customers are forecast to be national, regional and local apartment associations who will be made aware of the program by exhibiting at their trade shows and advertising in their trade publications. PropertySMARTSM will also have the ability to accept insurance applications from traditional retail agents, but expects to do so only on a limited basis, most likely in situations where strong existing customer/agent relationships exist.

      Superior service for the PropertySMARTSM program will include a level of underwriting, loss control and claim restoration services that we believe are unmatched currently in the multi-family housing segment of the risk management industry.

Insurance Coverage

      Through our subsidiary RGIS, we operate a general lines insurance agency specializing in placing business-related insurance for a variety of customers. RGIS is able to handle the insurance placement needs for virtually all lines of insurance including general liability, workers compensation, property, commercial automobile, umbrella, directors and officers liability (D&O), errors and omissions (E&O), employment practices liability (EPLI), surety bonds, group health, life and disability insurance. RGIS places this coverage through many major insurance companies including Zurich, Travelers, Hartford and AIG. Additionally, we offer clients a complete portfolio of investment products such as mutual funds, variable annuities, retirement programs, and Professional Employment Organization (PEO) programs through several key strategic alliances.

      Like our other business units, RGIS stresses customer service and value. It simply requires developing, maintaining and communicating a sense of urgency in addressing all aspects of clients risk management needs, from the initial sales call through the actual claims settlement. It also requires doing business with insurance company partners who share our sense of urgency and service. In an industry where mediocre customer service is often accepted as the norm, RGIS follows an approach to business that has resulted in a customer retention record that is almost unheard of. RGIS's President is Ms. Evelyn Rawls, a seasoned insurance industry veteran who brought with her an established book of business with approximately $3,000,000 of annual premiums. Although Ms. Rawls will be resigning her full time employment with RGIS effective December 31, 2004, she has agreed to continue as a consultant until December 31, 2005. RGIS will retain her book of business and associated commissions.

      RGIS is targeting several distinct customer groups in its marketing efforts. The first is growing the existing book of business referred to above. It has two major concentrations outside of habitational insurance, medical malpractice business for physicians' management groups and the food service and restaurant industries. Customers include state-wide franchises of several national restaurant chains and a national food processing company. We believe an additional area for revenue growth is enticing established insurance agent producers to transfer their existing customer lists to RGIS in exchange for receiving a more favorable commission sharing arrangement than agents typically receive. RGIS is aggressively pursuing such opportunities for growth, and expects to successfully execute this plan.

      In addition to providing property insurance (in conjunction with PropertySMARTSM ), we offer multi-line agency services for apartment owners' other insurance needs including workers compensation, employee benefits, auto and general liability policies. The combination of these ancillary lines of insurance usually costs the property owners additionally, about as much as 50% of the actual the property insurance. As previously mentioned, not all apartment complexes in our existing customer base meet program underwriting standards. For these properties, RGIS will offer traditional insurance placement, including placing property coverage through other markets.

Insurance Restoration Services

      The insurance restoration business is a highly competitive and fragmented industry. This is due to high profit margins, coupled with low economic barriers to entry. While gross profit margins on residential construction might be in the 10% to 15% range, restoration contractors typically enjoy margins in excess of 25%. Although timely receivable collections can be problematic, restoration contractors experience minimal credit risk since their bills are usually paid by insurance companies, a significant advantage over residential contractors. Finally, the insurance restoration industry is largely recession proof and non-cyclical. Hurricanes, tornadoes, hail storms, floods and fires, along with a host of other natural and man-made perils, combine to generate a year-round stream of potential customers without regard for the state of the economy.

      There are generally two parts to the insurance restoration industry, remediation (or mitigation) and reconstruction. As the name implies, remediation means stopping or reducing further losses. It includes such services as water extraction and smoke removal, and is often limited to working with an apartment's interiors and contents. The reconstruction side of the business involves demolition and replacement of damaged structural components. Currently, the majority of our revenues are derived from reconstruction. RG, our restoration and construction subsidiary, encounters significant competition from local, regional and nationally franchised companies on both remediation and reconstruction contracts. The later two companies are national franchises. In this relationship driven business, some competitors focus on insurance companies (sometimes as preferred vendors) as their client, while others such as RG places its focus on property owners and managers, who are the policyholders.

      Since the insurance restoration industry is a relationship driven business, we have consistently followed a marketing approach of building relationships with policyholders and/or public adjusters hired to represent policyholders' interests in settling losses. Securing contracts on losses not involving existing relationships often involves "chasing fire trucks" or following storms. Our technology includes digital pagers that notify our sales force of every dispatched fire/emergency truck in their marketing territory. We have parlayed these one-on-one efforts into a portfolio of satisfied clients who currently own or manage several hundred thousand apartment units. Although RG's primary source of future business is expected to come from servicing PropertySMARTSM customer losses, it fully intends to continue to pursue non-program related business through historic marketing channels and efforts. Although such business is inherently less predictable and more costly to obtain, its profit margins are extremely lucrative because they are "whatever the market will bear" rather than limited by prior agreement with insurance company partners. Additionally, we will continue to offer restoration services to existing customers whose apartment complexes are not part of or fail to qualify for insurance incorporating PropertySMARTSM .

      Our insurance restoration subsidiary, RG, has traditionally targeted the multi-family housing industry. RG does not actively pursue contracts involving total losses, but concentrates on those where the restoration of damaged structures is possible.

SALES AND MARKETING

      Our insurance agency subsidiary, RGIS, is enjoying strong growth based on the high level of service it offers as well as the extensive experience of the management. We will continue to build upon these strengths. We intend to remain a full lines agency but focus on the restaurant, medical and habitational markets. We will continue to employ traditional selling techniques as well as enjoy strong referral business by using our broad ranging contacts and exceptional reputation. The agency will increase its manpower, attracting successful agents with existing books of business. Strategic partnerships with specialty insurance professionals are being pursued because it believed they will assist us in adding product offering and offering competitive solutions.

      We believe that insurance is one of the largest and fastest growing expenses of all real estate operations, such as apartment complexes, behind only debt service costs and (occasionally) property taxes. This financial squeeze sets a pre-existing interest in any solution that can deliver stable to lower premiums with manageable deductibles.

      RG continues to follow traditional methods for obtaining restoration work. We compete for restoration contracts at loss locations. We use a variety of techniques to determine where there are losses from fire, wind, storm etc. and to position ourselves to be in contact with the decision maker on each loss. Because of RG's expertise in construction we have been approached and are evaluating build-to-suit industrial and commercial projects. Some of our subsidiaries are members of several trade and industry groups which provide us excellent contacts for sales calls. Each subsidiary promotes and markets the services and programs of the other operating subsidiaries. This cross pollination can be both informal as well as within a defined program such as PropertySMARTSM. Further, we have and will continue to use expert consultants to assist us in targeting, contacting and marketing to those sectors we have identified for concentration.

      The PropertySMARTSM program will be a major on-going branding effort of ours as well as promoting all the RG America family of companies under the RG America designation. We have chosen to do what is often called "rifle shot" marketing and advertising techniques rather than broad based efforts to our defined audience due to its cost effectiveness. We have applied to register PropertySMARTSM as a service mark with the United States Patent and Trademark Office and believe it will be granted.

COMPETITION

      We do not believe that we have any competitors with respect to the aggregate suite of services we offer, and particularly with respect to our PropertySMARTSM program.

      However, our insurance agency and our restoration construction company both operate in very large industries, each with substantial competition.

      In Texas, there are approximately 5,400 separate insurance agency entities, employing 80,000 insurance agents. Of these, approximately 2,500 insurance agencies provide commercial insurance services. For 2002, insurance agencies licensed to do business in Texas collected $2.5 billion in commissions from their insurance company partners. RGIS focuses on commission-based property and casualty insurance placements, as well as providing Life, Accident and Health insurance for selected businesses. RGIS seeks to maintain a competitive advantage over the other agencies discussed above, with its service and promoting the PropertySMARTSM program.

      Our restoration construction company operates in a multi-billion dollar per year industry where there are low barriers to entry and little to no regulation. Consequently the industry is fragmented with thousands of restoration contractors ranging in size from international giants to solo handymen working from the back of a pickup truck. However, despite the industry confusion and competition, we seek to maintain a competitive advantage over other restoration companies with our PropertySMARTSM program.

OPERATIONS

      Our operations are headquartered in Dallas, Texas. We currently do not maintain any other permanent office locations. From time to time, we establish and maintain temporary on-site construction offices at job-sites for RG.

FACILITIES

      Our principal executive and administrative offices are presently located at 2100 Valley View Lane, Suite 100, Dallas, Texas 75234. We currently lease, from an unrelated third party, 8,647 square feet of office space on a month to month basis for $12,971.00 per month or $18.00 per square foot. We consider these facilities to be suitable and adequate for our needs for the foreseeable future. Additional space is available for lease in our building if we should need it in the future. In the opinion of our management, our properties are adequately covered by insurance.

EMPLOYEES

Labor Relations

      None of our employees are represented by a labor union. We believe we have and will continue to have a good relationship with our employees. Management meets with employees periodically to discuss our objectives, as well as more specific labor issues, such as scheduling, compensation and work rules. Much of the labor on our construction and restoration crews are independent contractors hired on a job-by-job basis.

LITIGATION

      We are currently not a party to any pending material legal proceeding. To the knowledge of our management, no federal, state or local governmental agency is presently contemplating any proceeding against us. To the knowledge of our management, (i) none of our directors, executive officers or affiliates, and
(ii) no owner of record of beneficially of more than 5% of our Common Stock, is a party adverse to us or has a material interest adverse to us in any proceeding.

GOVERNMENT REGULATIONS

      RG Insurance Services, Inc. is regulated by the Texas Department of Insurance (TDI). Among other regulations and requirements, TDI requires the following from our agency:

      o     Errors & Omissions insurance in the amount of at least $1,000,000;

      o At least one of RGIS' officers and voting shareholders must be licensed individually as insurance agents by TDI; and

      o All RGIS employees producing new business or consulting clients on insurance purchasing or premium issues must hold an insurance agent license.

      Our other subsidiaries are subject to various state and local laws and regulations regarding construction activities and building codes.

                                   MANAGEMENT

      The following table sets forth certain information concerning each of our directors and executive officers as well as certain key executives of our subsidiaries as of the date of this Memorandum:

Name                        Age  Position with the Company
-------------------------   ---  -----------------------------------------------
John E. Rea                 39   Chief Executive Officer and Director

James A. Rea                36   Chief Operating Officer and Director

Robert A. England           42   Chief Technology Officer

Richard S. Nelson           56   President

Kevin L. Dahlberg           41   Executive Vice President - Finance

Evelyn M. Rawls             43   Vice President - Insurance Operations and
                                 President, RG Insurance Services, Inc.

Bruce A. Hall               48   Chief Financial Officer

Michael E. Mayor            42   Director of Financial Services

Christopher S. Willis       34   Senior Vice President & General Counsel -
                                 RG Insurance Services, Inc.

Edward P. Rea               64   Chairman of the Board of Directors and Director

Paul S. Johnson(1),(2)      70   Director

Michael A. Jenkins(1),(2)   62   Director

J. Kenneth Dunn             45   Director

Ralph Hunter                66   Director


----------
(1)   Audit Committee member.
(2)   Compensation Committee member.

John E. (Ted) Rea, Chief Executive Officer and Director

      Mr. Rea was named as our Chief Executive Officer in December 2003. He was previously our President and has been a member of our Board of Directors since April 2001. Mr. Rea previously served as President of The Crafter's Marketplace, Ltd. in Canada beginning in 1998. He attended Southern Methodist University from 1983 to 1985. Mr. Rea is the brother of our President, Chief Operating Officer and Director, Mr. James A. Rea, and the son of our Chairman, Mr. Edward P. Rea.

James A. Rea, Chief Operating Officer and Director

      Mr. Rea has been our past President and Chief Operating Officer since December 2003 and has been a Director of the Company since March 2004. Prior to joining us, he was President and Chief Operating Officer of The Restoration Group, Inc. from June 2001 through December 2003. He was President of Tenax, Inc. a home building company from February, 1999 through June 2001. He was the Vice President of Construction for Matthews Southwest from 1996 through February, 1999. Mr. Rea attended Texas Tech University. Mr. Rea is the brother of our Chief Executive Officer and Director, Mr. John E. Rea and the son of our Chairman, Mr. Edward P. Rea.

Robert A. (Andy) England, Chief Technology Officer

      Mr. England has been our Chief Technology Officer since December 2003. He was previously the Chief Technology Officer and Chief Production Manager at Restoration Group America 2003, Inc. from April 2003 to December 2003. Prior to that, he was employed by Motorola, Inc. as a Global Account Manager from May 1999 through March 2003. Mr. England was a Senior Integration Manager for Sabre Holdings Corporation from 1986 until May 1999. He earned a Bachelor of Science
(BSc) degree in Computing and Information Sciences from Oklahoma State University in 1986. Mr. England is also a licensed all-lines insurance adjuster.

Richard S. Nelson, President

      Mr. Nelson has been with us since February 2004. Prior to joining us, from September 2003 through February 2004, Mr. Nelson was the CEO of Mosquito Control Systems, L.P., a Dallas, Texas-based pest control firm. From September 2002 through September 2003, he headed Richard Nelson & Associates, a business consulting firm. From June, 1992 through September 2002, he was Senior Vice President of WebLink Wireless, Inc., f/k/a PageMart Wireless, Inc., a
publicly-held wireless communication carrier. He also held several executive positions at AMR Corporation. Mr. Nelson earned a Bachelor of Arts degree (BA) from Northwestern University in Chicago, Illinois and a Masters of Business Administration (MBA) degree from the University of Dallas in Dallas, Texas.

Bruce A. Hall, Chief Financial Officer

      Mr. Hall joined us in May 2004 and is a senior financial executive with extensive experience as a CFO and in related financial management positions in the real estate development, energy, consulting and manufacturing industries. He has held senior level positions at Recognition Equipment, Inc., Harris Adacom Corporation and Probex Corporation. He has also been a senior financial and management consultant, multi-family housing developer and began his career in public accounting with Arthur Young & Company, a predecessor of Ernst & Young LLP. Mr. Hall holds both CPA (Certified Public Accountant) and CMA (Certified Management Accountant) designations and is a graduate of the University of Texas at Austin.

Kevin L. Dahlberg, Executive Vice President - Finance

      Mr. Dahlberg has been our Executive Vice President - Finance since December 2003. He was previously employed with Moore Remodeling & Construction, L.P. and Mosquito Control Systems, L.P. as principal and partner from September 2002 through December 2003. Prior to that, Mr. Dahlberg was employed by Hillwood

Investments, a Perot Company, from March 2000, through August 2002 as a Vice President. Prior to his tenure at Hillwood, Mr. Dahlberg was employed at Archon Financial, a Goldman Sachs company, as a Vice President and Commercial Real Estate Lending Underwriter from November 1997, through September 1999. Mr. Dahlberg obtained a Bachelor of Arts in Business Administration (BBA) degree from Baylor University with majors in Entrepreneurship, Management and Real Estate in 1985. He also holds Series 6, Series 7 and Series 63 Securities Licenses.

Evelyn M. Rawls, Vice President - Insurance Operations and President, RG Insurance Services, Inc.

      Ms. Rawls has been our Vice President - Insurance Operations since December 2003 and President of RG Insurance Services, Inc. since September 2003. She was Vice President of Merit Insurance Services, Inc. from August, 1999 until September 2003. Prior to that, Ms. Rawls was Assistant Vice President at Hilb Rogal & Hamilton Company from September 1995 until August 1999. Ms. Rawls will be resigning her full time employment with RGIS effective December 31, 2004, but has agreed to continue as a consultant until December 31, 2005. RGIS will retain her book of business and associated commissions.

Mr. Christopher S. Willis, Senior Vice President and General Counsel of RG Insurance Services, Inc.

      Mr. Willis joined our firm in September 2004. He was previously employed as Senior Vice President, General Counsel and Corporate Secretary of Cunningham Lindsey U.S., Inc, an insurance loss adjusting firm based in Dallas, Texas with over 100 locations across the United States. Prior to joining Cunningham Lindsey U.S., Inc., Mr. Willis was an associate attorney with the law firm of Touchstone, Bernays, Johnston, Beall, Smith & Stollenwerk L.L.P. He is a graduate of Southern Methodist University where he received degrees in economics and political science as well as a Juris Doctorate.

Michael E. Mayor , Director of Financial Services

      Mr. Mayor is our Director of Financial Services. Prior to joining us, from October 1986 through June 2004, Mr. Mayor was with Mars Incorporated as a National Finance Manager, National Sales Manager, Specialty Markets Manager, and Key Account Supervisor. From May 1984 to October 1986, he was a Sales Manager for Procter and Gamble and PepsiCo. Mr. Mayor earned a Bachelor of Arts degree
(BA) from Sam Houston State University, Huntsville, Texas and a Masters of Business Administration (MBA) degree from Thomas More College in Crestview Hills, Kentucky.

Edward P. (Ted) Rea, Chairman of the Board

      Mr. Rea has been Chairman of the Board and a Director since April 2001. He has also been an independent business consultant since 1998. Mr. Rea is the father of our Chief Executive Officer and Director, Mr. John E. Rea, and our President, Chief Operating Officer and Director, Mr. James A. Rea.

Paul S. Johnson, Director

      Mr. Johnson has been a member of our Board of Directors since February 2004. Mr. Johnson retired from the U.S. Naval Reserves in 1991 with the rank of 2-star admiral. From July, 1989 to the present, he has been employed by American East as a Captain on Boeing 727 aircraft. He is a graduate of Iowa State University where he obtained a Bachelors of Science (BS) degree.

Michael A. Jenkins, Director

      Mr. Jenkins has been a member of our Board of Directors since March 2004. He is currently President of Leisure and Recreation Concepts, Inc. (LARC), a design and consulting firm, located in Dallas, Texas. He has been President of LARC since 1970. Additionally, Mr. Jenkins has been President and Managing Director of Dallas Summer Musicals, Inc., a musical theater company, since 1974. Mr. Jenkins attended Baylor University from 1960 to 1963.

J. Kenneth Dunn, Director

      Mr. Dunn is currently the President of Rainer Capital Management, a banking and financial consulting firm, which he formed in 2003. From 1994 to 2002, Mr. Dunn was a partner with Meridian Capital Management, a real estate management firm. From 1988 to 1994, Mr. Dunn was Executive Vice President of Hampton Real Estate Group, a real estate management company which owned and /or controlled approximately 10,000 apartment units and 1,500,000 square feet of commercial property. Mr. Dunn was employed as a commercial loan officer from 1982 to 1988 with First National Bank of Commerce in New Orleans, Louisiana and Banc Texas in Dallas, Texas in the general business and real estate lending divisions. Mr. Dunn received his Master of Business Administration degree from the University of Arkansas in 1982.

Ralph Hunter, Director

      Mr. Hunter has been the President of Hunter-Gray Financial Services, Inc., an Ontario-based financial and investment planning firm, since 1994. Mr. Hunter has extensive experience in the insurance industry and from 1960 to 1998 was President and Chief Executive Officer of Hunter Insurance Brokers, Ltd., an Ontario-based general insurance brokerage firm specializing in commercial and personal insurance services. Mr. Hunter is past President of the City of Mississauga Insurance Brokers Association and in 2003, was awarded the Queen of England's Jubilee Award in recognition of community service. He is currently Chairman of the board of directors for the Mississauga Living Arts Center and a director on the Peel Regional Police Service Board responsible for the second largest Police Service in Ontario with over 2100 employees.

Board Participation and Structure

      On November 26, 2004, Cecil W. Jones resigned his position as a director of the Company due to the time required for Mr. Jones primary business. There were no disagreements with the Company on any matter related to the Company's operations, policies or practices.

      On December 6, 2004, D. Yale Sage resigned his position as a director of the Company to pursue other business interests. There were no disagreements with the Company on any matter related to the Company's operations, policies or practices.

Compensation Committee

      We maintain a Compensation Committee of our Board of Directors. The Compensation Committee is responsible for review of and making recommendations to our Board of Directors on all matters relating to compensation and benefits provided to our executive officers. The Compensation Committee is comprised of Messrs. Jenkins, Hunter and Johnson.

Audit Committee

      The Audit Committee assists our Board of Directors in exercising its fiduciary responsibilities for oversight of audit and relating matters including corporate accounting, reporting and control practices. It is also responsible for recommending to our Board of Directors the independent auditors to be engaged by the Company for the following fiscal year. The Audit Committee is comprised of Mr. Dunn and a director to be determined by the end of January 2005. , The Audit Committee will meet periodically with our management, financial personnel and the independent auditors to review our internal accounting controls and auditing and financial reporting matters. The Company does not currently have a designated financial expert, but anticipates filling this position in 2005.

Governance Committee

      The Governance Committee assists our Board of Directors in addressing corporate governance and fiduciary control issues. The Governance Committee is comprised of Messrs. Dunn and Hunter.

Nomination Committee

      The Nomination Committee assists our Board of Directors in the selection and nomination of directors. The Nominating Committee is comprised of Messrs. Jenkins, Johnson and Edward P. Rea.

MINIMUM SUITABILITY

      We have adopted as a general investor suitability standard the requirement that each subscriber for our Debentures represent in writing, in addition to other representations, that (i) he is acquiring our Debentures for investment and not with a view to resale or distribution; (ii) he can bear the economic risk of losing his entire investment; (iii) he is an accredited investor as that term is defined in Regulation D; (iv) his overall commitment to investments that are not readily marketable is not disproportionate to his net worth and his investment in our Debentures will not cause such overall commitment to become excessive and (v) he has adequate means of providing for his current needs and personal contingencies and has no need for liquidity in his investment in our Debentures.

      These suitability standards represent minimum suitability requirements for a prospective purchaser, and the satisfaction of such standards by a prospective purchaser does not necessarily mean that our Debentures is a suitable investment for the purchaser. Each prospective investor should consider whether the purchase of Debentures is suitable for him in the light of his individual investment objectives and his present and expected future financial and tax position and needs. Each prospective investor is urged to consult a qualified, independent tax and investment advisor and his attorney.

SUBSCRIPTION PROCEDURES

      Upon request by a prospective investor, we will deliver a volume of the documents (the "Subscription Documents"), that a prospective investor will be required to complete and execute in order to be considered as a purchaser of our Debentures. The Subscription Documents will consist of, among other possible documents, a Subscription Agreement, a Registration Rights Agreement and a Confidential Purchaser Questionnaire that will require a prospective investor to certify, among other things, that (i) the prospective investor is an accredited investor; (ii) the prospective investor's total investment in our Debentures will not represent more than ten percent of the prospective investor's net worth; and (iii) any Debentures to be purchased by the prospective investor will be purchased for the prospective investor's own account, for investment and not with a view to resale or distribution thereof.

      If the prospective investor determines to purchase Debentures offered hereby, the prospective investor must return to us the prospective investor's copy of the Subscription Documents) each of which shall have been duly completed and signed. At that time, the prospective investor must also remit by certified check or wire transfer (to an escrow account specified by us) an amount equal to the purchase price of the Debentures that the prospective investor wishes to purchase.

      We will review the Subscription Documents and determine whether to accept the subscriptions proposed thereby. If a subscription is accepted, we will so notify the prospective investor and the purchase price will remain deposited in escrow at a bank until the closing for the subscribed Debentures. If the subscription is not accepted, the Company will so notify the prospective investor and will return the prospective investor's funds, as soon as practicable. Funds held in escrow will not bear interest. We may, in our sole discretion, reduce each prospective investor's requested number of Debentures by any amount without any prior notice to or consent by any prospective investor. In this event, each prospective investor's funds in excess of the purchase price for Debentures issued to the investor will be returned as soon as practicable following the closing date.

      We may agree to hold more than one closing with respect to the Debentures offered hereby. There will be no minimum aggregate number of Debentures required to be sold at the initial closing or any subsequent closing. The initial closing and any subsequent closings will be held at times and places and on dates selected by us and any Placement Agent, provided that no closing will be held after January 10, 2005, unless this Offering is extended by us as permitted herein.

CLOSING CONDITIONS

      Each prospective investor will not be deemed to have purchased any Debentures until such time as all of the following conditions to closing have occurred: (i) the purchase price for the Debentures has been delivered to us; and (ii) closing documents in form and substance satisfactory to the us and our counsel, Gardere Wynne Sewell, L.L.P., have been executed and delivered.

                              AVAILABLE INFORMATION

      We  are  subject  to the  informational  requirements  of  the  Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies made at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission. In addition, registration statements and certain other documents filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

      Nevertheless, before December 2003, we were an inactive, publicly-held corporation pursuing a business combination with a privately held company. See "Business - Our History." Consequently, our filings available through EDGAR as of the date of this Memorandum do not describe our present business and operations or any of our prospects since the date of our acquisitions of RGIS, RGRM and RG. This Memorandum has not been filed with the Commission or any other federal or state agency or regulatory body. Neither the Commission nor any other federal or state agency or regulatory body has passed upon the accuracy or adequacy of this Memorandum.